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                                                                  EXHIBIT 10.12
                        SEPARATION AND RELEASE AGREEMENT

      This agreement, dated March 13, 2001 ("Agreement") is between Saydean Zeldin ("Employee") and Mercator Software, Inc., a Delaware corporation (the "Company").

          WHEREAS, the employment of Employee with the Company will terminate in accordance with the terms of this Agreement; and

          WHEREAS, the parties mutually agree to resolve any claims or disputes that may exist between them,

          THEREFORE, the parties agree as follows:

               1. Employee's last day of employment with the Company shall be March 31, 2001. From March 14, 2001 until March 31, 2001, and at any time that Employee is providing Advisory services to the Company, Employee shall work from home. During the period from March 14, 2001 to March 31, 2001, Employee will be paid at her rate of salary currently in effect through March 31, 2001, Employee will also be paid for accrued but unused vacation time as of March 31, 2001.

               2. Subject to the terms and conditions of this Agreement, Employee shall receive from the Company the following, which includes sums of money, property and benefits that Employee is not otherwise entitled to:

               a. Employee will be paid twelve (12) months salary, at Employee's rate of salary currently in effect, as severance pay and for her services as an Adviser to the Company. These payments will be made over a period of twelve (12) months commencing on April 1, 2001, and will be made through the Company's regular payroll, net applicable withholding deductions.

               b. Employee may continue her group medical and dental insurance in accordance with the provisions of COBRA. The Company will pay for such coverage for twelve (12) months. Employee shall pay for any coverage under COBRA beyond this twelve (12) month period. In addition the Company shall pay for Employee's present group life insurance for twelve (12) months from April l, 2001. In addition, in consideration of the services to be rendered in accordance with paragraph 3 herein, Employee's stock options granted under the 1997 Equity Incentive Plan and listed in Schedule 1 hereto shall vest as set forth on Schedule 1. All such options shall terminate, to the extent not exercised, on June 29, 2002.

               c. Employee shall retain possession and be granted ownership of the Company computer and a compatible printer in her home to perform the Advisory services required in paragraph 3 hereof.

               3. In consideration of the payments hereunder and of other benefits provided under this Agreement, Employee will give such assistance. as an Advisor, to the Company as may be reasonably required by the Company, upon two (2) days notice by the Company. Such Advisory services, which will be provided to the Company by Employee during the period from April 1, 2001 through March 31, 2002, are limited to the equivalent of three days a month.

               4. In consideration of the payments hereunder and of other benefits provided under this Agreement, Employee agrees that during the time payments are made pursuant to paragraph 2a hereunder, Employee will not, whether as an employee, consultant, director, or officer, directly of indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business or a division of any business that is in competition with products or services produced or provided or under development by the Company as of the date of Employee's termination, nor will Employee, either directly or indirectly, induce any other individual employed by the Company as of the date Employee's employment with the Company to leave the Company and enter into employment with Employee or Employee's then employer, nor will Employee solicit or induce any customer of the Company to cease doing business with the Company and do business with Employee or Employee's then employer.

               5. In consideration of and as a condition to the payments and other benefits under this Agreement, Employee, on behalf of herself, her heirs or her assigns, hereby, to the extent allowed by law, releases and forever discharges the Company and all of its affiliates, present or former officers, directors, employees, agents, successors and assigns of and from any and all claims or causes of action or other demands whatsoever, known or unknown, which she ever had, now has, or hereafter can, shall or may have against the Company arising out of or related to any matter which happened, developed or occurred before the date of this Agreement, including, but not limited to, all claims, causes of action or demands arising from or related to her employment relationship with the Company or the termination of that relationship. The claims that Employee may be releasing under this Agreement include but are not limited to any claim that the Company in any way discriminated against her on account of her race, color, religious creed, sex, age, marital status, national origin, ancestry, alienage, veteran status, present or past history of mental disorder, mental retardation or physical disability, or sexual preference as well as any claim that the Company wrongfully terminated her employment or breached any express or implied employment contract, and any associated attorneys' fees. Employee further understands that the claims that she may be releasing under this Agreement include any possible claims of age discrimination under state law and under the federal Age Discrimination in Employment Act, 29 U.S. Code (S) 621 et seq., for any events that took place up to the date of this Agreement.

               6. Employee acknowledges and agrees that before signing or rejecting this Agreement she has been permitted at least twenty-one (21) days to consider whether to enter into this Agreement and the consequences of such an Agreement, and that she has been advised by the Company to consult with an attorney to review this Agreement and its consequences and has done so.

               7. Employee acknowledges and agrees that she may revoke this Agreement at any time up to and including the seventh (7th) day after she has executed it. Any such revocation must be in writing to the Company by the close of business on the date ending said revocation period. if revoked, this Agreement shall be null and void in its entirety.

               8. As part of this Agreement, Employee agrees to refrain from taking action or making statements, written or oral, which either disparage or defame the goodwill or reputation of the Company. its directors, officers and employees or which could adversely affect the morale of other Company employees.

               9. Except for informing her spouse and communicating with legal or financial advisers, and except as otherwise may be required by applicable law, Employee will keep confidential the terms and conditions of this Agreement.

               10. Employee recognizes and agrees that this Agreement is not intended to imply any wrongdoing on the Company's part with respect to her employment or its termination, or any other reason, and shall not constitute evidence of the same. The Company recognizes and agrees that this Agreement is not intended to imply any wrongdoing on the Employee's part with respect to her employment, or any other reason, and shall not constitute evidence of the same.

               11. Employee's decision to enter into this Agreement is based solely on the mutual considerations described above and is wholly her free act and deed. Before signing this Agreement Employee has had the opportunity to carefully consider the terms and ramifications of the Agreement and the opportunity to consult with her advisors, legal or otherwise, which the Company has advised Employee to do.

               12. If any terms of this Agreement are declared invalid by any court of competent jurisdiction, the Agreement shall be deemed amended by excluding the invalid term or terms, and all remaining terms shall continue in full force and effect. Employee agrees to execute such amendments as may be necessary to accomplish the intent of this paragraph, which is to maintain in force all terms of this Agreement to the full extent permitted by law.

               13. Employee represents and warrants that Employee has not filed, either directly or indirectly, nor has caused to be filed on Employee's behalf, any legal proceeding in any federal or state court or any administrative proceeding asserting any claims against the Company or its parents, subsidiaries or affiliates, predecessors, successors or assigns, or its or their respective current and/or former partners, directors, trustees, shareholders/stockholders, investors, officers, employees, attorneys and/or agents concerning or arising from Employee's employment or termination of employment with the Company.
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               14. Except for the Company property referred to in paragraph 2c hereof, Employee agrees to immediately return to the Company upon the execution of this Agreement all Company documents, materials, equipment and other property ("Company property"), which is in Employee's possession. Company property may include, but is not limited to, all originals and copies, whether in electronic or other form, and whether in draft or final form of: (a) (i) trade secrets;
(ii) confidential information; (iii) business or marketing plans or proposals;
(iv) names, telephone numbers, contact names, addresses, and/or business cards of Company prospects, customers and potential customers; (v) customer lists;
(vi) prospect lists; (vii) customers contracts or proposals and other customer information; (viii) sales information; (ix) pricing information; (x) quotes;
(xi) projections; (xii) manuals; (xiii) files; (xiv) notes; all software programs and data compiled with the use of programs; diskettes or CD-roms and any information, tangible or intangible, stored thereon. Company property also includes: (b)(i) cellular or mobile telephones; (ii) laptops, printers or any other computer hardware; (iii) credit cards; (iv) passwords; (v) telephone charge cards; (vi) building keys and passes; and any and all other information or property that is or was related to Employee's employment with the Company. Employee agrees that in the event that Employee discovers any other Company property or proprietary materials in Employee's possession after the execution of this Agreement, Employee will immediately return such materials to the Company.

               15. Employee agrees not to reveal to any person or entity any Confidential Information of the Company. The term "Confidential Information" shall include, without limitation, any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential and that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know how, techniques, systems, processes, engineering data, software programs, software code, works of authorship, customer lists, customer information, marketing or sales information, financial information, pricing information, business plans, projects, plans and proposals. Employee further shall maintain confidentiality concerning the dollar amount and all other terms of this Agreement. Other than as required pursuant to legal process, Employee will not discuss the same with anyone except Employee's immediate family and accountants or attorneys when such disclosure is necessary for them to render professional services. Nothing herein shall prohibit or bar Employee from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; except that in providing such testimony or making such disclosures or communications, Employee will use her best efforts to ensure that this paragraph is complied with to the maximum extent possible.

               16. This Agreement sets forth the entire agreement and understanding relating to your employment with and termination from the Company and supersedes all other agreements between the Company and Employee, including the
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employment contract entered into by the Company and the Employee, dated
October 1, 1994.

               17. For purposes of this Agreement, a "change in control" shall be deemed to have occurred if (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions, becomes after March 31, 2001 the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (B) the composition of the Board changes such that, during any period of two consecutive years (not including any period prior to January 1, 2001), individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) substantially all of the assets of the Company are disposed of by the Company pursuant to a merger, consolidation, partial or complete liquidation, a sale of assets or otherwise, but not including a reincorporation or similar transaction resulting in a change only in the form of ownership or such assets.

          March 30, 2001                  /s/ Saydean Zeldin
        ------------------             ---------------------------
               Date                           Saydean Zeldin

                                       MERCATOR SOFTWARE, INC.

          March 29, 2001           By   /s/ Cindy Weiss Drankosler
        ------------------             ---------------------------
               Date                Its Vice President, Human Resources
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Exhibit A- Vesting Schedule


          Vesting Date            # of Options           Grant Price
       ----------------         ---------------        --------------
          04/12/2001                12,500                $  8.00
          05/02/2001                 3,125                $  5.063
          05/04/2001                12,500                $ 30.50
          05/18/2001                12,500                $ 19.25
          07/12/2001                12,500                $  8.00
          08/02/2001                 3,125                $  5.063
          10/12/2001                12,500                $  8.00
          11/02/2001                 3,125                $  5.063
          01/12/2002                12,500                $  8.00
          02/27/2002                12,500                $  6.8516
          03/20/2002                 3,125                $ 16.50

1. If change of control during advisory period, 1/2 of unvested shares become immediately vested.

2. All of the above options and currently vested options can be exercised until 90 days after the end of advisory period, i.e. until June 29, 2002.